EXHIBIT 23(b)

                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Growth Financial Corp:

We consent to the use of our report dated January 27, 1995, relating to the consolidated balance sheets of Growth Financial Corp and subsidiary as of December 31, 1994, and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and to the reference to our Firm under the heading "Experts" in the Prospectus/Proxy Statement.

Our report refers to a change during 1993 in the method of accounting for income taxes and certain investments in debt and equity securities.



                                                         KPMG PEAT MARWICK LLP



Short Hills, New Jersey
October 20, 1995